Exhibit 10.52
EXECUTION VERSION

SECOND AMENDMENT TO
AMENDED AND RESTATED LICENSE AGREEMENT
This SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT (this “Amendment”), dated as of November 5, 2023 (the “Amendment Date”), is entered into by and between Hilton Worldwide Holdings Inc., a Delaware corporation (“Licensor”), and Hilton Grand Vacations Inc., a Delaware corporation (“Licensee”). Each of Licensor and Licensee is referred to herein as a “Party” and collectively, as the “Parties.” Defined terms used but not otherwise defined herein shall have the meanings set forth in the Existing Agreement (as defined below).
WITNESSETH:
WHEREAS, Licensor and Licensee are parties to that certain original HGV License Agreement, dated as of January 2, 2017 (the “Original Agreement”), pursuant to which Licensor, which, directly or indirectly, owns the Licensed IP and possesses the Hilton Data, licensed the Licensed IP and Hilton Data to Licensee for use in its Vacation Ownership Business, subject to the terms and conditions of the Original Agreement;
WHEREAS, in connection with the acquisition by Licensee of that certain Vacation Ownership Business of Diamond Resorts International, Inc., a Delaware corporation (“Diamond”), which acquisition was consummated on August 2, 2021, the Parties entered into the Amended and Restated License Agreement (the “A&R Agreement”), dated as of March 10, 2021, which amended, restated and replaced the Original Agreement in its entirety;
WHEREAS, in connection with the integration of various properties previously owned by Diamond, the Parties entered into the First Amendment to the A&R Agreement, dated as of April 4, 2022 (the “First Amendment,” and together with the A&R Agreement as amended by the First Amendment, the “Existing Agreement”);
WHEREAS, Licensee intends to acquire that certain Vacation Ownership Business of Bluegreen Vacations Holding Corporation, a Florida corporation (“Bluegreen”), pursuant to that Agreement and Plan of Merger (the “Merger Agreement”) by and among Licensee, Heat Merger Sub, Inc. and Bluegreen;
WHEREAS, pursuant to the Merger Agreement, at the “Effective Time” of the Merger (as defined and specified therein, the “Bluegreen Effective Time”), Bluegreen will become a wholly owned subsidiary of Licensee;
WHEREAS, pursuant to the Existing Agreement, Licensor has provided its prior written consent to the transactions contemplated by the Merger Agreement (collectively, the “Bluegreen Transaction”), as required by Section 9.2 and Section 9.3 therein, as more fully set forth in such consent;
WHEREAS, in furtherance of the Bluegreen Transaction and recognition of the necessity to gradually integrate the Bluegreen business with the business of Licensee (the “Bluegreen Integration”), the Parties desire to amend the Existing Agreement to facilitate the Bluegreen Integration and make certain other modifications to the Existing Agreement on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained in this Amendment, the Parties hereby agree as follows:
Section 1.1.Separate Operations.
(a)Licensee will operate the Vacation Ownership Business and related businesses as owned and/or operated by Bluegreen and its Subsidiaries at the Bluegreen Effective Time (the “Bluegreen Business”) as a Separate Operation; provided, however, that Licensee shall not be prohibited from holding the Bluegreen Business in a Subsidiary that uses the Licensed Marks as a corporate, trade or d/b/a name.

(b)The Parties agree to use good faith efforts to modify the scope of the defined term “Separate Operation” and memorialize the terms of any such modifications in an amendment to the Existing Agreement. For the avoidance of doubt, if the Parties are unable to develop mutually acceptable modifications pursuant to this Section 1.1(b), Licensee will continue to operate the Bluegreen Business as a Separate Operation pursuant to Section 1.1(a).
Section 1.2.Corporate Name Rights.
As of the Bluegreen Effective Time, Section 18.4 of the Existing Agreement is hereby deleted and replaced with the following:
“Section 18.4. Termination of Corporate Name Rights. Licensee’s license to use the Licensed Marks as a trade, corporate, d/b/a or similar name shall terminate automatically if: (x) the aggregate number of units of accommodation in the Licensed Vacation Ownership Business falls below two-thirds of the total number of units of accommodation in Licensee’s entire Vacation Ownership Business; provided, that, for the purposes of this proviso (x), Licensee’s license shall not automatically terminate during the Integration Period solely as a result of, or in connection with, the acquisition of Diamond Properties and related Vacation Ownership Business of Diamond in the Merger (and after the Integration Period, Licensee’s license will again be subject to termination in accordance with this Section 18.4(x)); and provided, further, that, for the purposes of this proviso (x), Licensee’s license shall not automatically terminate during the two (2)-year period commencing on the date of the closing of the Bluegreen Transaction (the “Bluegreen Closing Date”) or such other longer time period as may be specified in the Bluegreen Rebrand Plan solely as a result of, or in connection with, the acquisition of a Vacation Ownership Property of Bluegreen (a “Bluegreen Property”) and related Vacation Ownership Business of Bluegreen in the Bluegreen Transaction (and after such time period, Licensee’s license will again be subject to termination in accordance with this Section 18.4(x)); (y) if Licensee, directly or indirectly, merges with or into or acquires Control of the assets of Marriott International, Inc., Marriott Vacations Worldwide Corporation, Hyatt Hotels Corporation, Wyndham Hotels and Resorts, Inc., Travel + Leisure, Inc. (f/k/a Wyndham Destinations, Inc.), or their respective Affiliates and Licensee or any such other Person uses the brands of such Persons in any business after such acquisition; or (z) Licensee becomes an Affiliate of a Hilton Competitor, in each case, regardless of whether the Licensed Vacation Ownership Business is operated as a Separate Operation.”
Section 1.3.Bluegreen Properties and Sales Facilities Conversion; Royalty.
(a)Rebrand and Conversion Plan.
(i)Licensee and Licensor agree to use good faith efforts to discuss, cooperate, and develop a mutually acceptable plan with respect to the (i) rebranding of certain agreed Bluegreen Properties into Licensed Vacation Ownership Properties (“Bluegreen Rebranded Properties”) to support the Bluegreen Integration (the “Bluegreen Rebrand Plan”), which will include, as agreed by the Parties, target room conversions following a phased-in approach with various key milestone and measurement dates, and (ii) conversion of certain agreed Bluegreen Sales Facilities into “HGV” branded Sales Facilities (“Bluegreen Converted Sales Facilities”).
(ii)Licensor and Licensee agree that (x) at least twenty-six (26) of the Bluegreen Properties (or such other number that the Licensor and Licensee may mutually agree as part of the Bluegreen Rebrand Plan) will be rebranded by Bluegreen into Licensed Vacation Ownership Properties during the Bluegreen Integration; and (y) at least seventeen (17) Bluegreen Sales Facilities will be converted by Bluegreen into “HGV” branded Sales Facilities during the Bluegreen Integration.

(iii)A Bluegreen Converted Sales Facility shall not offer or sell products or services other than in connection with a membership to the HGV Max Licensed Exchange Program. For avoidance of doubt, a Sales Facility of Bluegreen that has not been converted to a Bluegreen Converted Sales Facility shall only offer and sell interests in Bluegreen trusts in existence as of the Bluegreen Effective Time.
(b)For the avoidance of doubt, if the Parties are unable to develop such mutually acceptable plan or agreement under Section 1.3(a), Licensee will continue to operate the Bluegreen Business as a Separate Operation.
(c)Royalties.
The following new subsection (h) is hereby added to Section 3.1 of the Existing Agreement:
“(h) Royalty related to Bluegreen Business.
(i)General.
a.Commencing as of July 1, 2024 (or such earlier date as set forth below), Licensee shall pay to Licensor Royalties and New Brand Royalties as set forth in this Section 3.1(h) in exchange for the rights granted to Licensee under this Amendment.
b.Except as otherwise set forth in this Section 3.1(h), with respect to the rights granted to Licensee under this Amendment, the Royalty shall be equal to five percent (5%) of Gross Revenues and the New Brand Royalty shall be equal to five percent (5%) of New Brand Gross Revenues.
(ii)Bluegreen Royalty. Commencing as of July 1, 2024 (or such earlier date as set forth below), Licensee shall pay to Licensor a Royalty and New Brand Royalty (the “Bluegreen Royalty”) in an amount equal to the percentage of Gross Revenues and New Brand Gross Revenues set forth below, with respect to (A) the aggregate Gross Sales Price, New Brand Gross Sales Price, Fee for Services Sales Price, and New Brand Fee for Services Sales Price, in each case for all sales or re-sales at Bluegreen Converted Sales Facilities sourced by or through leads or sources other than (x) leads or sources from Bass Pro or Choice (as described in subsection (iii) below) and (y) any sales or re-sales to any individual or entity who already is a member of the HGV Max Licensed Exchange Program or is otherwise a member of the Loyalty Program, which shall be subject to the percentages set forth in Section 3.1(h)(i)(b), and (B) the Leasehold Sales Price Amortization, New Brand Leasehold Sales Price Amortization, Property Operations Revenue, New Brand Property Operations Revenue, Club Revenue (excluding Bluegreen non-branded legacy Club Revenue), New Brand Offering Revenue, Marketing Package Revenue, New Brand Marketing Package Revenue, Transient Rental Revenue, and New Brand Transient Rental Revenue for all Bluegreen Rebranded Properties:
a.During Year 1: 3.0%;
b.During Year 2: 3.0%;
c.During Year 3: 4.0%; and
d.During Year 4 and thereafter: 5.0%.
For purposes of this Amendment, any reference to “Diamond” in the definitions of “New Brand”, “New Brand Gross Sales Price” and “New Brand Licensed Vacation Ownership Property” set forth in the Existing Agreement shall be to “Bluegreen.”

(iii)Sales Sourced through Bass Pro or Choice. Notwithstanding clause (ii) above, the Bluegreen Royalty applicable to the Gross Sales Price, New Brand Gross Sales Price, Fee for Services Sales Price, and New Brand Fee for Services Sales Price for (A) all sales or re-sales (regardless of the location of the Sales Facility) sourced by or through Bass Pro, Inc. or its Affiliates (“Bass Pro”) or Choice Hotels International, Inc. or its Affiliates (“Choice”) and (B) all sales or re-sales at an unconverted Sales Facility of Bluegreen to existing Bluegreen owners shall be:
a.During Year 1: 1.0%;
b.During Year 2: 1.0%;
c.During Year 3: 2.0%; and
d.During Year 4 and thereafter: 2.5%.
Notwithstanding the foregoing, if the aggregate Gross Revenues and New Brand Gross Revenues with respect to sales or re-sales sourced by or through Bass Pro exceed fifteen percent (15%) of Licensee’s total Gross Revenues and New Brand Gross Revenues contract sales in any calendar quarter, the Bluegreen Royalty for Bass Pro on any Gross Revenues and New Brand Gross Revenues in excess of the 15% threshold shall equal 5.0% during such calendar quarter and thereafter.
With respect to sales or resales sourced by or through Choice, the Bluegreen Royalty will only accrue and be payable beginning in the calendar quarter in which the fifth Bluegreen Property is rebranded into a Licensed Vacation Ownership Property.
(iv)Royalty Related to Resort Operations. The Bluegreen Royalty applicable to all Eligible HOA Expenses for all Bluegreen Rebranded Properties shall be:
a.During Year 1: 0.5%;
b.During Year 2: 0.5%;
c.During Year 3: 1.0%; and
d.During Year 4 and thereafter: 1.5%.
For the purposes of Sections 3.1(h)(ii), (iii) and (iv), each “Year” is a twelve (12)-month period that begins on the earlier of (a) the first day of the month during which the Bluegreen Effective Time occurs and (b) July 1, 2024, and in each case the subsequent annual anniversaries of such date.
Section 1.4.Bluegreen Converted Sales Facilities.
(a)Any Bluegreen Converted Sales Facilities shall be subject to Licensor’s approval and shall involve at least the following:
(i)“Bluegreen” and related signage has been removed and “Hilton Grand Vacations, “HGV” or similar signage has been installed;
(ii)Licensee has installed its Envision sales tables, monitors, and related equipment for the offering of HGV Max; and
(iii)training of any sales personnel, including the use of the Envision sales presentation, has been completed for the marketing and offering of HGV Max.

(b)In the event a Bluegreen Converted Sales Facility is rebranded prior to an adjoining Bluegreen Property that has not yet been rebranded, any accommodation packages directing guests to such Bluegreen Converted Sales Facility shall not include accommodations at the unbranded Bluegreen Property and instead shall be limited to accommodations at one of the Hilton portfolio of brand properties unless otherwise approved by Licensor.
(c)Any Sales Facility of Bluegreen that is adjoined to a Bluegreen Property affiliated with or otherwise operating under a brand or other license granted by Choice (any such Bluegreen Property, a “Choice Bluegreen Property”) may not become a Bluegreen Converted Sales Facility.
Section 1.5.No New Brand Names.
(a)Any Bluegreen Rebranded Properties shall be subject to Licensor’s approval and shall use an existing brand name of Licensee that (i) uses Licensed Marks or New Licensed Marks and (ii) is approved by Licensor.
(b)Any Choice Bluegreen Property as of the Bluegreen Effective Time shall be rebranded to use an existing brand name of Licensee and shall cease to be affiliated with or otherwise operate under a brand or other license granted by Choice or any other third party as soon as reasonably practicable following the expiration of the current term of Bluegreen’s agreement with Choice; provided, such Choice Bluegreen Properties are approved for rebranding by Licensor. With Licensor’s consent, Licensee may cause certain of the Bluegreen Properties or Non-Licensed Existing Projects to become Choice Bluegreen Properties; provided, however, that there will never be more than 15 Choice Bluegreen Properties at any given time. The parties shall coordinate in good faith as to which Bluegreen Properties or Non-Licensed Existing Projects may be Choice Bluegreen Properties.
Section 1.6.Additional Fire and Life Safety and Disclosure Provisions.
(a)With respect to the rebranding of Bluegreen Properties pursuant to the Bluegreen Rebrand Plan, the Parties agree to use good faith efforts to develop a fire and life safety review process consistent with that set forth in the First Amendment. The Parties shall memorialize the terms of any such process in an amendment to the Existing Agreement.
(b)With respect to any Bluegreen Property that is not a Licensed Vacation Ownership Property or to which sales of HGV Max may provide access through the HGV Max program (each, a “Legacy Bluegreen Property”), Licensee shall provide disclosures, as approved by Licensor in its sole discretion, both at time of sale and time of reservation advising that such Vacation Ownership Properties have not been branded as Licensed Vacation Ownership Properties, have not been approved by Licensor in accordance with the standards required under the Existing Agreement, as amended, and are not part of the “Hilton” network of properties (whether via digital or electronic channels, or, if via phone, by verbal confirmation). The Parties agree that disclaimer language set forth on Schedule A shall be included in any of Licensee’s web- and mobile-based sales and reservations that provide access to accommodations at Legacy Bluegreen Properties.
Section 1.7.Data and Data Security.
Section 14.2(b) of the Existing Agreement is hereby deleted and replaced with the following:
“Subject to all terms and conditions herein, including this Section 14.2(b), Licensor grants to Licensee during the Term a limited, nontransferable right to use the Hilton Data: (i) to engage in the promotion of the Licensed Vacation Ownership Business and (ii) for research and analysis in furtherance of Licensee’s internal business purposes, in each case solely in connection with Licensee’s operation of the Licensed Vacation Ownership Business. Except as otherwise expressly set forth herein, Licensee shall not use the Hilton Data (including in aggregate form) for any purpose. Without limiting the generality of the foregoing, in no event shall Hilton Data (including in aggregate form) be: (x) disclosed, sold, assigned, leased or otherwise provided to any Hilton Competitors or other third parties (including any non-Subsidiary Licensee Parties and Separate Operations) by Licensee, or (y) used by Licensee in the promotion or operation of any Separate Operation (including any Diamond Property or Bluegreen Property) unless and until such property has been converted to a Licensed Vacation Ownership Property in accordance with the terms of the Existing Agreement, in each case except as otherwise expressly permitted pursuant to the Existing Agreement or this Amendment or with Licensor’s prior written consent. Notwithstanding the above rights, Licensor is not required to provide any Hilton Data to Licensee to the extent such provision would result in Licensor’s violation of any applicable Laws, Privacy Policies or Data Security Policies.”
Section 1.8.Credit Cards.
The following language is hereby added to the end of Section 13.4(c) of the Existing Agreement:
“In addition, Licensor acknowledges that the Bluegreen Business currently offers a loyalty credit card through a financial institution (the “Bluegreen Credit Card”). Licensee will use commercially reasonable efforts to have Bluegreen provide a notice of intention not to renew the Bluegreen Credit Card as soon as practicable following the signing of the Merger Agreement, and, in the event that such notice of intention not to renew is not delivered by Bluegreen, Licensee will provide notice of intention not to renew the Bluegreen Credit Card as soon as possible after the closing of the Bluegreen Transaction and will operate the Bluegreen Credit Card as a Separate Operation.
Licensee shall not use any co-branded credit card or co-branded alternative payment technology in connection with any Bluegreen Rebranded Property or Bluegreen Converted Sales Facility other than the then-current Loyalty Program credit card that is co-branded with Hilton Marks. Licensee shall use commercially reasonable efforts to market and promote such credit card in connection with the Bluegreen Business. Licensor will transfer to Licensee the entire amount of any incentive payments received by Licensor from the current issuer in connection with the issuance of any such new co-branded credit cards in connection with Licensee’s sales of interests in Vacation Ownership Properties. Notwithstanding the foregoing, Licensor agrees that Licensee will use an American Express credit card determined by Licensor at the Legacy Bluegreen Properties, Choice Bluegreen Properties and any Sales Facility that is not a Bluegreen Converted Sales Facility and Licensee agrees to use commercially reasonable efforts to use such American Express credit card at such unbranded Bluegreen Sales Centers as promptly as possible following the Bluegreen Closing Date.”
Section 1.9.Exclusivity.
The following new subsection (f) is hereby added to Section 2.2 of the Existing Agreement:
“(f)    If Licensee’s Gross Revenues and New Brand Gross Revenues in each case derived from the sale of products or services using the Licensed Marks or New Licensed Marks or for other services provided with respect to Licensed Vacation Ownership Properties or New Brand Licensed Vacation Ownership Properties during any calendar year of the Noncompetition Term are less than sixty-seven percent (67%) of the total revenues disclosed in the audited financial reports of Licensee for such calendar year, then Licensor shall have the option, by written notice to Licensee, to immediately terminate the Noncompetition Term, in which case the rights and obligations of Licensee and Licensor set forth in Section 2.2(e) shall apply.”
Section 1.10.Cure Period for Breaches in Connection with the Bluegreen Transaction
The following new Section 18.7 is hereby added to the Existing Agreement:

“Notwithstanding anything to the contrary in this Agreement, to the extent that any Bluegreen Integration of any part of the Bluegreen Business or the Bluegreen Properties into Licensee’s business, including as part of the Bluegreen Rebrand Plan, would cause or result in any violation, conflict, inconsistency, or breach of any of the provisions contained in this Agreement, Licensee shall notify Licensor promptly upon the discovery of the same. Thereafter, the Parties agree to cooperate reasonably so as to allow Licensee to take all reasonably necessary steps to resolve such violation, conflict, inconsistency, or breach; provided, that, Licensee shall have up to twelve (12) months from the date of such notification to take all reasonably necessary steps to resolve such violation, conflict, inconsistency, or breach; provided, further, that in no event shall the total period of time to resolve all such violations, conflicts, inconsistencies, and breaches extend beyond the date that is twenty-four (24) months from the closing of the Bluegreen Transaction (“Cure Period End Date”). Notwithstanding the foregoing, (a) nothing in the foregoing will prohibit Licensor from exercising its deflagging rights under Section 18.1 with respect to a Bluegreen Property that has converted to a Bluegreen Rebranded Property in accordance with the Bluegreen Rebrand Plan; and (b) this Section 18.7 shall not apply to any event, circumstance, or condition that (i) (x) constitutes a violation, conflict, inconsistency, or breach of the Existing Agreement and (y) has a material adverse effect on the business, goodwill, operations, assets, liabilities (actual or contingent) or financial condition of Licensor and its Subsidiaries, taken as a whole, or (ii) results from or is caused by the strategic partnership agreements set forth on Schedule B.”
Section 1.11.Counterparts; Authorization of Authority; Misc.
(a)This Amendment may be executed in a number of identical counterparts, each of which will be deemed an original for all purposes and all of which, taken together, will constitute, collectively, one agreement. Delivery of an executed signature page to this Amendment by electronic transmission will be effective as delivery of a manually signed counterpart of this Amendment.
(b)Each Party represents, warrants and covenants that it has and will continue to have all necessary power and authority to execute and deliver this Amendment.
(c)Except to the extent specifically amended, modified or supplemented by this Amendment, the Existing Agreement remains unchanged and in full force and effect. From and after the effectiveness of this Amendment, each reference in the Existing Agreement to “this Agreement,” “hereof”, “hereunder” or words of similar import will be deemed to mean the Existing Agreement, as so amended, modified or supplemented by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

HILTON WORLDWIDE HOLDINGS INC.

By:    /s/ Kevin J. Jacobs
Name: Kevin J. Jacobs
Title: Chief Financial Officer and President, Global Development

HILTON GRAND VACATIONS INC.

By:    /s/ Mark Wang
Name: Mark Wang
Title: Chief Executive Officer